                                      UICI
                                AND SUBSIDIARIES

          EXHIBIT 11--STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                     YEAR ENDED DECEMBER 31
                                                  ------------------------------
                                                    1996       1995       1994
                                                  --------   --------   --------
                                                 (Dollars and shares in thousands,
                                                      except per share amounts)
PRIMARY
  Average shares outstanding ..................     41,635     37,899     37,620
                                                  ========   ========   ========

  Net income ..................................   $ 69,247   $ 53,328   $ 36,178
                                                  ========   ========   ========

  Primary net income per share ................   $   1.66   $   1.41   $   0.96
                                                  ========   ========   ========

FULLY DILUTED
  Average shares outstanding ..................     41,642     37,940     37,626
                                                  ========   ========   ========

  Net income ..................................   $ 69,247   $ 53,328   $ 36,178
                                                  ========   ========   ========

      Fully diluted net income per share ......   $   1.66   $   1.41   $   0.96
                                                  ========   ========   ========

NOTE: The shares and per share amounts have been restated for the year ended December 31, 1994 to reflect the four- for-one stock split effective June 1, 1995.